                                     EXHIBIT 23.1

                    CONSENT OF BDO SEIDMAN, LLP


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated August 18, 1997, except for Note 13 which is as of June 17, 1998, on our audits of the consolidated financial statements of American CinemaStores, Inc. as of May 31, 1997, and May 31, 1996, and for each of the two years then ended, which report appears in Form 10-KSB and Form 10-KSB/A of American CinemaStores Inc. for the fiscal year ended May 31, 1997. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement.



 /s/ BDO SEIDMAN, LLP
Los Angeles, California
June 18, 1998